ITEM 6. (A)

                                   EXHIBIT 11

                STATEMENT RE COMPUTATION OF NET INCOME PER SHARE
            (DOLLARS IN THOUSANDS, EXCEPT FOR NET INCOME PER SHARE)


                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              ------------------
                                                                2002      2001
                                                              --------  --------
Net income                                                    $ 21,022  $ 15,897
Less:  Preferred stock dividends                                    82        83
                                                              --------  --------
Net income applicable to common stock                         $ 20,940  $ 15,814

Weighted average common shares outstanding-
  basic and diluted                                            921,226   935,407

Net income per common share-basic and diluted                 $  22.73  $  16.91


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